EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 22, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Frisch’s Restaurants, Inc. on Form 10-K for the year ended May 29, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Frisch’s Restaurants, Inc. on Form S-8 (Nos. 33-48321, 33-77988, 33-77990 and 333-63149).

GRANT THORNTON LLP

Cincinnati, Ohio

August 10, 2005